Exhibit 5.1

June 21, 2021

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is issued in connection with the Registration Statement on Form S-4 (File No. 333-256810) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 15,491,143 shares of Common Stock, $0.01 par value per share (the “Shares”), of Independent Bank Corp., a Massachusetts corporation (the “Company”).

The Shares are to be issued by the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 22, 2021, by and among the Company, Rockland Trust Company, Bradford Merger Sub, Meridian Bancorp, Inc. and East Boston Savings Bank, which has been filed as Annex A to the Joint Proxy Statement/Prospectus forming part of the Registration Statement.

As Deputy General Counsel and Corporate Secretary of the Company, I have examined signed copies of the Registration Statement as filed with the Commission. I have also examined and relied upon the Merger Agreement, minutes of meetings of the Board of Directors of the Company, the Articles of Organization and By-Laws of the Company, each as restated and/or amended to date, and other documents relating to the Company that I have considered necessary or appropriate for purposes of this opinion.

In making such examination and rendering the opinions set forth below, I have assumed (i) the genuineness and authenticity of all signatures on original documents, (ii) the authenticity of all documents submitted to me as originals, and (iii) the conformity to the originals of all documents submitted to me as certified, telecopied, or reproduced copies and the authenticity of all originals of such documents.

I am admitted to practice law in the Commonwealth of Massachusetts and do not purport to express any opinion on any laws other than the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States of America. This opinion speaks as of today’s date and is limited to statutes, regulations, and judicial interpretations in force as of today’s date.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Joint Proxy Statement/Prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Patricia M. Natale
Patricia M. Natale
Deputy General Counsel and Corporate Secretary